RETENTION BONUS AGREEMENT
This Retention Bonus Agreement (the “Agreement”), dated as of February 20, 2023, is made and entered into by and between AppHarvest, Inc. (the “Company”) and Loren Eggleton (“Executive”) (collectively, the “Parties”).
WHEREAS, the Company desires to continue to employ Executive through, and to motivate Executive to assist in achieving, the consummation of a strategic transaction, whether through the issuance and sale of equity securities of the Company in a bona fide financing transaction, the sale of an asset or assets of the Company or its subsidiaries or the consummation of a Change in Control (as defined in the Company’s 2021 Equity Incentive Plan) or a similar transaction that is determined by the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board, in its reasonable discretion, to constitute a “Transaction” for the purposes of this Agreement (the “Transaction,” and the date of the closing of such Transaction, the “Transaction Date”).
NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:
1.The Company agrees to pay Executive the Transaction Bonus (as defined below) less applicable withholding and deductions, within sixty (60) days following the Transaction Date, so long as Executive: (i) remains continuously employed by the Company through the Transaction Date, except as set forth herein; and (ii) delivers to the Company an executed general release of claims in favor of the Company in a form presented by the Company (the “Release”) within the timeframe provided by the Company and allows such Release to become effective in accordance with its terms. In all cases, the Release must become effective and irrevocable in order for Executive to be eligible to receive the Transaction Bonus. For purposes of this Agreement, “Transaction Bonus” means: (i) $300,000 if the Transaction results in gross proceeds to the Company or its stockholders, as applicable, of at least $75 million but less than $100 million; (ii) $600,000 if the Transaction results in gross proceeds to the Company or its stockholders, as applicable, of at least $100 million but less than $125 million; (iii) $900,000 if the Transaction results in gross proceeds to the Company or its stockholders, as applicable, of at least $125 million but less than $150 million; or (iv) $1.2 million if the Transaction results in gross proceeds to the Company or its stockholders, as applicable, of at least $150 million. The amount of the bonus will be calculated using straight line interpolation for gross proceed levels between the above-referenced tiers (e.g., if the Transaction results in gross proceeds to the Company or its stockholders, as applicable, of $87.5 million, the Transaction Bonus would be $450,000).
2.If Executive’s employment terminates for any reason prior to the Transaction Date, no Transaction Bonus shall be paid unless (i) such termination was by the Company without Cause or by Executive with Good Reason (each as defined in the Employment Agreement between Executive and the Company dated December 11, 2020, as amended (the “Employment Agreement”)) in the three month period preceding the Transaction Date, and (ii) Executive fully complies with the obligations set forth in Section 6.1(c) of the Employment Agreement.
3.The Parties agree that this Agreement is for the sole purpose of providing a Transaction Bonus to Executive. This Agreement does not constitute an employment contract between Executive and the Company for any specific time period and does not in any way alter Executive’s status as an at-will employee. By signing this Agreement, Executive expressly acknowledges that Executive’s employment can be terminated at any time, by Executive or Company, with or without a reason.
4.This Agreement shall be interpreted and enforced in accordance with the laws of the Commonwealth of Kentucky, without reference to its conflict of laws rules.
5.This Agreement shall be binding upon the parties hereto. Nothing contained in this Agreement shall permit the assignment by Executive of any of Executive’s rights or obligations hereunder, and such assignment by Executive is expressly prohibited. The Company may assign this Agreement to an entity affiliated or related to the Company.

6.If any term or provision of this Agreement is held invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
7.None of the provisions of this Agreement shall be considered waived except when set forth in writing and signed by the parties hereto.
8.This Agreement constitutes the entire understanding of the parties with regard to the Company’s provision of a Retention Bonus to Executive. This Agreement supersedes all prior and contemporaneous discussions, representations, correspondence or agreements, whether oral or written, pertaining to the Retention Bonus. All other agreements with regard to Executive’s employment shall remain in full force and effect. Any modifications to this Agreement shall be in writing and signed by both parties.
9.The parties have each reviewed this Agreement and understand the terms and conditions hereof. Each party has entered into this Agreement voluntarily and knowingly and without coercion or duress.
10.Notwithstanding any other provision herein, the parties intend that payments under this Agreement shall be exempt from (and if not exempt from, comply with) Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and this Agreement shall be interpreted accordingly.  Executive shall be solely responsible for the tax consequences with respect to all amounts payable under this Agreement.
11.In the event that the payments and benefits (the “Payments”) paid or provided to Executive under the Agreement or otherwise (a) constitute “parachute payments” within the meaning of Section 280G of the Code (“Section 280G”), and (b) would be subject to the excise tax imposed by Section 4999 of the Code (“Section 4999”), then the Payments shall be either, as agreed to between the parties, (x) delivered in full, or (y) delivered as to such lesser extent which would result in no portion of the Payments being subject to excise tax under Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of the Payments, notwithstanding that all or some portion of the Payments may be taxable under Section 4999.

Dated:	Executive /s/ Loren Eggleton
Loren Eggleton

Dated:	Company By: /s/ Jonathan Webb Name: Jonathan Webb Title: Chief Executive Officer

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